Exhibit 99.4
AMENDMENT NO. 3 TO
PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS
RESTATED EFFECTIVE JANUARY 1, 2005
          WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the “Company”), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005 (the “Plan”); and
          WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan as described herein;
          NOW THEREFORE, the Plan is hereby amended as follows, effective January 1, 2007:
1. Section 3.01 of the Plan is hereby amended to be and read as follows:
“3.01	Participation
(a)	Subject to the provisions of Section 3.03 hereof and except for any Employee (i) who is a member of a collective bargaining unit, the recognized representative of which has not agreed to Participation in the Plan by its members, (ii) who is a nonresident alien and receives no earned income (within the meaning of Section 911(d)(2) of the Code) from the Employer which constitutes income from United States sources (within the meaning of Section 861(a)(3) of the Code), (iii) who is a Leased Employee, (iv) who is classified as a Project Status Employee or a Special Project Employee, or (v) who is an employee or within a class of employees designated on Addendum II attached hereto, an Employee shall become a Participant in this Plan as follows:
(i)	Any Employee included under the provisions of the Prior Plan as of January 1, 2005 shall continue to participate in accordance with the provisions of this Plan.

(ii)	The Participation of any Employee who is eligible to become a Participant on or after January 1, 2005, shall commence on the first day of the month immediately following the sixty (60) day period beginning on his Employment Commencement Date, if he elects to participate in the Plan as provided under Section 3.03(b) hereof or if he is automatically enrolled in Plan participation under Section 3.03(c) hereof.

(iii)	An Employee who is eligible for an allocation of an Annual Retirement Contribution or a Start-Up Contribution on a date earlier than the date described in paragraph (a)(ii) hereof, as determined without regard to paragraph (a)(ii), shall become a Participant on such earlier date.
For purposes of the Plan, a “Project Status Employee” is an individual identified by a specified job code who is hired to complete a specific project under specified terms and conditions and whose relationship with the Employer terminates upon completion of the specific project. A “Special Project Employee” is an individual identified by a specified job code who is employed for a special project that is anticipated to be of limited duration and whose employment does not extend beyond the term of the special project.

(b)	Under no circumstances shall an individual become a Participant prior to the date on which he is classified as an active Employee. An active Participant who incurs a Severance from Service and who is subsequently re-employed by an Employer shall immediately reenter the Plan as an active Participant on his Re-employment Commencement Date. In the event that a Participant shall either become a member of a collective bargaining unit described above, or otherwise be excluded from Participation pursuant to the first paragraph of this Section 3.01, his Participation shall thereupon cease but he shall continue to accrue Service hereunder during the period of his continued employment with the Employer. For purposes of this Section 3.01, an Employee shall be credited with Service for periods of employment with an Affiliate (determined as if such Affiliate were an Employer), but shall not commence Participation hereunder prior to the date on which he commences employment with an Employer. The term “active Participant” shall mean any Employee currently participating in the Plan who has not incurred a Severance from Service.

(c)	The Committee is hereby authorized to identify, in writing on Addendum II, those employees or classes of employees employed at a location of an Employer who are not eligible to participate in the Plan. The Committee is further authorized and directed to revise Addendum II, or to have Addendum II revised by the appropriate person designated by the Committee, to reflect any necessary additions and deletions thereto as soon as administratively possible following such identification by the Committee. Revisions to Addendum II shall require the adoption of a Plan amendment and, notwithstanding the provisions of Section 10.01 hereof, the Board of Directors of the Company hereby delegates to the Committee (or the Committee’s authorized representative) the authority to execute such an amendment from time to time.”
2. Section 6.04(g) of the Plan is hereby amended, as underlined, to be and read as follows:
(a)	“(g) Direct Rollovers. Notwithstanding any provision of the Plan to the contrary, the recipient of all or any portion of a Participant’s (or Former Participant’s) benefits, other than a Beneficiary who is not a surviving spouse, may elect, in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, or an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state (and which agrees to separately account for amounts transferred into such plan from this Plan), that will accept the eligible rollover distribution, as specified by the recipient. If the recipient of all or any portion of a Participant’s (or Former Participant’s) benefits is a Beneficiary who is not a surviving spouse, such Beneficiary may elect, in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code. For purposes of this Section 6.04(g), an “eligible rollover distribution” shall mean any distribution of all or any portion of the balance to the credit of the recipient, except (i) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the recipient or the joint lives (or joint life expectancies) of the recipient and the recipient’s designated Beneficiary, or for a specified period of ten (10) years or more; (ii) a distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (iii) the portion of any distribution that is not includible in gross income; or (iv) any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code. An eligible rollover distribution shall include after-tax employee contributions which are not includible in gross income. However, such after-tax employee contributions may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.”
3. Section 7.01 of the Plan is hereby amended, as underlined, to be and read as follows:
“7.01	General
     All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants, Former Participants, and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employers and, except as provided in Section 5.03(b) and below, shall not revert to or inure to the benefit of the Employers.
     Notwithstanding anything herein to the contrary and pursuant to Section 403(c)(2) of ERISA, upon an Employer’s request, a contribution which was made by reason of a mistake of fact, or conditioned upon the initial qualification of the Plan or upon the deductibility of the contribution under Section 404 of the Code, shall be returned to the Employer within one year after the payment of the contribution, the denial of the qualification, or the disallowance of the deduction (to the extent disallowed), whichever is applicable. It is hereby acknowledged that (i) all contributions hereunder are expressly conditioned on the deductibility of such contributions and (ii) the continued existence of the Plan is conditioned on its tax-qualification.
     The Trustee shall generally have authority for the management and investment of assets held in the Trust, to the extent provided in the Trust; provided that a Participant, Former Participant, or Beneficiary shall have the right, in accordance with procedures prescribed by the Committee, to direct the Trustee as to the investment of assets in his Accounts. Any such investment direction by a Participant, Former Participant, or Beneficiary shall consist solely of the right to direct the extent to which assets shall be invested in such investment media as may be selected from time to time by the Committee. Upon commencement of Participation, a Participant shall be requested to indicate the extent to which assets shall be invested in such media as may have been selected on forms provided by the Committee for this purpose. A Participant, Former Participant, or Beneficiary may elect to change his investment allocations at such periodic intervals during a Plan Year as determined by the Committee, in accordance with such procedures as the Committee may prescribe. Should a Participant, Former Participant, or Beneficiary fail to provide the Trustee with the investment directives described herein, the assets in such individual’s Accounts shall be invested in accordance with such default option or options as may be selected from time to time by the Committee and communicated to such individual.
     A Participant, Former Participant or Beneficiary is entitled to direct the exercise of voting rights with respect to the shares of Company common stock allocated to said Participant’s (or Former Participant’s or Beneficiary’s) Accounts (with the number of such allocated shares to be determined as of any Valuation Date by dividing the then price per share into the total value of all shares allocated to such Accounts). The Committee shall obtain, as to all such common stock, directions from such Participant, Former Participant, or Beneficiary as to how said shares are to be voted. The Committee shall furnish such directions to the Trustee, who shall then vote the shares accordingly. If, however, within a reasonable period of time prior to any meeting of stockholders of the Company as may be specified by the Committee, no instructions shall have been received by the Committee from such Participant(s), Former Participant(s) or Beneficiary(ies), the Committee shall instruct the Trustee to vote, in person or by proxy, such shares in the manner determined by the Committee in its sole discretion.
     To the extent a Participant, Former Participant or Beneficiary has at any time elected to invest any portion of his Account in shares of Company common stock, he may elect, at any time and from time to time, to change such investment election and make alternative investments in substitution therefore.
     The Trustee shall vote any unallocated shares of Company common stock held by it pursuant to written directions from the Committee.”

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf of this 31st day of December, 2007, effective January 1, 2007.

TRINITY INDUSTRIES, INC.

By:	/s/ Timothy R. Wallace
Title:	Chairman, President and Chief Executive Officer
ATTEST:

/s/ Paul M. Jolas

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
          This instrument was acknowledged before me on the ___day of                     , 2007, by /s/ Timothy R. Wallace of Trinity Industries, Inc., a Delaware corporation, on behalf of said corporation.

/s/ Julie K. Slayden Notary Public in and for the
State of Texas
My Commission Expires:

8/25/2011

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